Sub-Item 77D

On April 10, 2006, the JPMorgan Intrepid Contrarian
Fund became the JPMorgan Intrepid Multi Cap Fund and
at that time the fund changed its investment policies
so that it no longer invests primarily in deep value companies with characteristics consistent with contrarian investing and instead invests in securities which are either undervalued and/or have strong growth potential.  The new policies are
described in the Fund?s prospectuses dated May 1, 2006 and in a prospectus supplement dated March 24, 2006 prior to the current prospectuses? effectiveness.